Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-193958

February 22, 2016

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated February 22, 2016

$750,000,000 1.700% NOTES DUE FEBRUARY 15, 2019

$750,000,000 2.125% NOTES DUE MARCH 15, 2021

$1,000,000,000 3.100% NOTES DUE MARCH 15, 2026

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 / A+ / A- (each with negative outlook)

Note Type:	SEC Registered (No. 333-193958)

Trade Date:	February 22, 2016

Settlement Date (T+3):	February 25, 2016

Maturity Date:	February 15, 2019 (the “2019 Notes”)

March 15, 2021 (the “2021 Notes”)

March 15, 2026 (the “2026 Notes”)

Principal Amount Offered:	$750,000,000 (2019 Notes)
$750,000,000 (2021 Notes)
$1,000,000,000 (2026 Notes)

Price to Public (Issue Price):	99.963% (2019 Notes)
99.695% (2021 Notes)
99.921% (2026 Notes)

Net Proceeds (Before Expenses) to Issuer:	$747,847,500 (99.713%) (2019 Notes)
$745,087,500 (99.345%) (2021 Notes)
$994,710,000 (99.471%) (2026 Notes)

Interest Rate:	1.700% (2019 Notes)
2.125% (2021 Notes)
3.100% (2026 Notes)

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2016 (2019 Notes)
March 15 and September 15, commencing September 15, 2016 (2021 Notes)
March 15 and September 15, commencing September 15, 2016 (2026 Notes)

Regular Record Dates:	February 1 and August 1 (2019 Notes)
March 1 and September 1 (2021 Notes)
March 1 and September 1 (2026 Notes)

Benchmark:	T 0.75% due February 15, 2019 (2019 Notes)
T 1.375% due January 31, 2021 (2021 Notes)
T 1.625% due February 15, 2026 (2026 Notes)

Benchmark Price and Yield:	99-16 3⁄4; 0.913% (2019 Notes)
100-20 3⁄4; 1.239% (2021 Notes)
98-25; 1.759% (2026 Notes)

Spread to Benchmark:	+80 basis points (2019 Notes)
+95 basis points (2021 Notes)
+135 basis points (2026 Notes)

Re-offer Yield:	1.713% (2019 Notes)
2.189% (2021 Notes)
3.109% (2026 Notes)

Optional Redemption Provisions:	Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points. (2019 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points. (2021 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points. (2026 Notes)

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P CT7/US91324PCT75 (2019 Notes)
91324P CU4/US91324PCU49 (2021 Notes)
91324P CV2/US91324PCV22 (2026 Notes)

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

*    *    *

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751, Barclays Capital Inc. toll-free at (888) 603-5847, Goldman, Sachs & Co. toll-free at (866) 471-2526, Mizuho Securities USA Inc. toll-free at (866) 271-7403 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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